Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 for USCF Funds Trust of our report dated July 14, 2017 relating to the statements of financial condition of the USCF Funds Trust (the “Trust”), the REX S&P MLP Fund, the REX S&P MLP Inverse Fund, the United States 3x Oil Fund and the United States 3x Short Oil Fund (collectively, the “Series”), as of June 26, 2017, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

July 14, 2017